Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Legg Mason Partners Investment Trust of our report dated November 20, 2025, relating to the financial statements and financial highlights of Franklin S&P 500 Index Fund, which appears in Legg Mason Partners Investment Trust’s Certified Shareholder Report on Form N-CSR for the year ended September 30, 2025. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

January 22, 2026